EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-176958 on Form S-1 of our report dated September 22, 2011 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph regarding the Company’s development stage status) relating to the consolidated financial statements of Fulcrum BioEnergy, Inc. and subsidiaries (a development stage company), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

December 8, 2011